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                                                                     EXHIBIT 1.2


                      SEARS CREDIT ACCOUNT MASTER TRUST II
                            MASTER TRUST CERTIFICATES
                                PRICING AGREEMENT

                            Dated: November 15, 1999

To: SRFG, Inc., ("SRFG") as Seller under the Pooling and Servicing Agreement dated as of July 31, 1994, as amended.

Re: Underwriting Agreement dated November 15, 1999 (the "Agreement") (a copy of which is attached hereto).

Title: Sears Credit Account Master Trust II, $400,000,000 6.45% Class A Master Trust Certificates, Series 1999-3.

Initial Principal Amount of Certificates:
        $400,000,000 Class A Master Trust Certificates, Series 1999-3

Class A Expected Final Payment Date:  November 2005

Series and Class Designation of Designated Securities:
        6.45% Class A Master Trust Certificates, Series 1999-3 (the "Class A Certificates")

Certificate Rating:    Class A Certificates:    Aaa by Moody's Investors Service, Inc.
                                                AAA by Standard & Poor's Ratings Services

Aggregate Principal Receivables in the Accounts in the Trust as of the last day of the Due Period ending in October 1999: $9,629,437,514

Date of Series Supplement:  November 23, 1999

Certificate Rate:   Class A Certificates:  6.45% per annum.

Terms of Sale: The purchase price for the Designated Securities to the Underwriters will be the percentage of the aggregate initial principal amount of the Certificates set forth below, plus accrued interest at the applicable Certificate Rate from November 23, 1999.

                    Class A Certificates:  98.7221%



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Initial Public Offering Price: The initial public offering price for the
Designated Securities will be the percentage of the aggregate initial principal amount of the Certificates set forth below, plus accrued interest at the applicable Certificate Rate from November 23, 1999.

                      Class A Certificates:     99.0221%

Closing Location:     Sears, Roebuck and Co.
                      3333 Beverly Road
                      Hoffman Estates, Illinois 60179

Time of Delivery: 10:00 A.M., New York Time, on November 23, 1999, or at such other time as may be agreed upon in writing.

Address of Representative of the Underwriters for notices:

                      Morgan Stanley & Co. Incorporated
                      1585 Broadway
                      New York, New York 10036
                      Attention:   J. Douglas Van Ness
                      Facsimile:   (212) 761-0782

Additional Agreements:

                  Notwithstanding any provision in the Agreement to the contrary, each of the several Underwriters expressly waives the condition provided in Section 7(g) of the Agreement; further, the occurrence of any event described in Section 7(g) shall not be deemed a failure of any condition described in Section 7(f) of the Agreement.

                  Notwithstanding anything in the Agreement or in this Pricing Agreement to the contrary, the Agreement and this Pricing Agreement constitute the entire agreement and understanding among the parties hereto with respect to the purchase and sale of the Class A Certificates. This Pricing Agreement may be amended only by written agreement of the parties hereto.






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                  The Underwriters named in Schedule 1 hereto agree, severally and not jointly, subject to the terms and provisions of the Agreement, which is incorporated by reference herein and made a part hereof, to purchase the principal amount of the Designated Securities set forth opposite their name in
Schedule 1. It is understood that our execution of this letter on behalf of each of the Underwriters is pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be supplied to the Company upon request. We represent that we are authorized on behalf of ourselves and on behalf of each of the Underwriters named in Schedule 1 hereto to enter into this Agreement.


                                       Very truly yours,

                                       MORGAN STANLEY & CO.INCORPORATED


                                       By: /s/ J. Douglas Van Ness
                                           -------------------------------------
                                           On behalf of each of the Underwriters

Accepted:

SRFG, INC.


By:  /s/ George F. Slook
     ------------------------------

SEARS, ROEBUCK AND CO.


By:  /s/ Larry R. Raymond
     ------------------------------





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                                   SCHEDULE 1

                                                                  Principal
                                                                  Amount of
                                                                   Class A
                                                                 Certificates
                                                                    to be
Underwriter                                                       Purchased
-----------                                                       ---------

Morgan Stanley & Co. Incorporated ............................   $ 80,000,000

Bear Stearns & Co. Inc. ......................................   $ 80,000,000

Credit Suisse First Boston Corporation .......................   $ 80,000,000

Goldman, Sachs & Co. .........................................   $ 80,000,000

Merrill Lynch, Pierce, Fenner & Smith Incorporated............   $ 80,000,000
                                                                 ------------

Total                                                            $400,000,000






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